EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Urban Outfitters, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-75522, 333-33603, 333-84333, 333-38648 and 333-119878) of Urban Outfitters, Inc. of our report dated April 18, 2005, except as to the fourth paragraph of Note 2, which is as of March 31, 2006, with respect to the consolidated statements of income, shareholders’ equity, and cash flows of Urban Outfitters, Inc. and subsidiaries for the year ended January 31, 2005, which report appears in the January 31, 2007 annual report on Form 10-K of Urban Outfitters, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 30, 2007